Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contact:

Greg A. Gadel, Executive Vice President,

Chief Financial Officer

BUCA, Inc.

(612) 225-3423

ggadel@bucainc.com

BUCA, INC. CLOSES ON NEW CREDIT FACILITY

MINNEAPOLIS, Nov. 15, 2004 - BUCA, Inc. (NASDAQ: BUCA) today announced that it has closed on its new credit facility with a maximum capacity of $35 million. The new credit facility is led by Wells Fargo Foothill, an affiliate of a member of the existing bank group.

Peter Mihajlov, interim CEO and Executive Chairman stated, “We are excited to move forward with our new banking partners, Wells Fargo Foothill and Ableco. Wally Doolin, our recently appointed CEO, and I are pleased to have these institutions as business partners and we appreciate the support that they have shown us during our transition to a new credit facility.

“As we have previously discussed, the termination of our existing credit facility has resulted in a non-cash charge for early extinguishment of debt of approximately $1.2 million in the fourth quarter.

“We have experienced positive comparable restaurant sales for the first seven weeks of the fourth quarter for our concepts on a combined basis and, as previously announced, we expect our Buca di Beppo comparable restaurant sales to be positive for the entire fourth quarter and our Vinny T’s of Boston comparable restaurant sales to be flat to slightly negative for the entire fourth quarter.”

BUCA, Inc., a public company headquartered in Minneapolis, owns and operates 106 highly acclaimed immigrant Southern Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 30 states and the District of Columbia.

The company’s expectations regarding comparable restaurant sales for the fourth quarter of fiscal 2004 are forward-looking and, therefore, involve uncertainties or risks that could cause actual results to differ materially. Comparable restaurant sales for the fourth quarter of fiscal 2004 could be higher or lower than projected due to changes in revenues caused by general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors, the results of our menu initiatives and weather conditions.

These and other factors are discussed in more detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003, and other reports previously filed with the SEC. The company disclaims any obligation to update forward-looking statements.